EXHIBIT 99.1


                                 STERN & CO.
                  Media Communications - INVESTOR Relations
                  215 Park Avenue South, New York, NY 10003
                   Tel: (212) 777-7722  Fax: (212) 777-9025
                World Wide Web http://sternco.com.sternco.html

                                              FOR IMMEDIATE RELEASE

                                      Michael Scharf - Chairman/CEO
                                                     (212) 317-1000
                                        Richard Stern - Stern & Co.
                                                     (212) 777-7722

                INTERNATIONAL METALS ANNOUNCES RESULTS OF ITS
                         ANNUAL SHAREHOLDERS MEETING

                        -APPROVAL OF STOCK OPTION PLAN
                        -DECREASE IN AUTHORIZED SHARES
                        -BUYOUT OF UNDERWRITERS PURCHASE OPTION

          NEW YORK - May 16, 1996 - International Metals Acquisi-tion Corporation (NASDAQ:IMAC) announced today that shareholders, at the annual meeting, had approved IMAC's 1995 Stock Option Plan.

          Shareholders also approved a decrease in the number of authorized shares of common stock from 50,000,000 to 15,000,000 and a decrease in the number of authorized shares of preferred stock from 1,000,000 to 500,000 shares. These changes were made in order to reduce Delaware franchise taxes.

          At the Annual Meeting, Michael Scharf, Chairman of IMAC, also announced that IMAC had reached an agreement with the underwriters of its 1993 initial public offering to purchase, for 168,750 shares of IMAC common stock, a Unit Purchase Option received by the underwriters in connec-tion with that offering. The Unit Purchase Option relat-ed to 250,000 units, with each unit consisting of one share of common stock and two warrrants. The units were exercisable until August 16, 1998. The exercise price of each unit was $9.00 and of each warrant was $6.60.

          The board of directors believes that was in the interest of the Company and shareholders to purchase this option due to its potentially dilutive effects. The Unit Pur-chase Option contains certain provisions that might have enabled the underwriters to purchase a substantial amount of IMAC common stock and warrants at prices lower than those in the Option, receive a significant number of additional Options at prices lower than the existing Unit Purchase Option price, or receive a substantial amount of stock and warrants through a "cashless exchange" feature.

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